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                                  EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

June 19, 2003

Contact: John Breed
         Director, Media and Government Relations
         (713) 209-8835

              COOPER INDUSTRIES ANNOUNCES KEY ORGANIZATION CHANGES

    o Ralph E. Jackson, Jr., chief operating officer and deputy chairman announces intention to retire

    o    Kirk S. Hachigian named chief operating officer, Electrical Products

    o Company broadens commitment to corporate ethics, compliance and global communications

HOUSTON, TX, June 19, 2003 - Cooper Industries, Ltd. (NYSE:CBE) today announced several key organizational changes in its senior management structure in order to facilitate a planned management succession and to more effectively respond to current marketplace demands. Ralph E. Jackson, Jr., chief operating officer and deputy chairman, has announced his intention to retire from the Company by the end of 2003. Until his retirement, Jackson will continue as deputy chairman and as a member of the Company's Board of Directors and also will provide oversight for the Company's Tools & Hardware businesses.

         "Ralph has served Cooper Industries with dedication and distinction for 27 years," said H. John Riley, Jr., chairman, president and chief executive officer. "He has played a vital role in enhancing Cooper's reputation for operational and customer service excellence, while helping to execute our strategy of transforming the Company into a global manufacturer of electrical products and tools and hardware with market-leading performance."

         In light of Ralph Jackson's decision, Kirk S. Hachigian, executive vice president, will immediately assume a broadened level of responsibilities as executive vice president and chief operating officer, Electrical Products. In this role, Hachigian will have direct oversight of all of the Company's electrical products businesses, including Cooper Power Systems headquartered in Waukesha, Wis., and Cooper Menvier, headquartered in Royal Leamington Spa, Warwickshire, U.K.

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Cooper Industries                                                   Page 2 of 2


         "Since joining Cooper in 2001, Kirk has been instrumental in implementing the Company's Cooper Connection program," said Riley. "He has helped to effectively globalize the Company's scope and scale through important, value added initiatives. As a result, Cooper is a much stronger competitor in today's complex worldwide electrical products marketplace."

         Concurrent with these changes, Diane K. Schumacher, senior vice president and general counsel, has been designated as the Company's chief compliance officer with responsibility for monitoring and ensuring compliance with all laws and regulations applicable to Cooper throughout the world. David
T. Gunther, director, Internal Audit, will report on a "dotted line" basis to Schumacher on any matters related to these issues while maintaining his direct reporting relationship to the Audit Committee of the Company's Board of Directors. James Deen has been appointed as associate general counsel, Corporate and Antitrust Compliance, with day-to-day oversight of Cooper's compliance program.

         "Cooper enjoys a reputation for excellence in the areas of corporate governance and ethical conduct," said Riley. "Dave's enhanced reporting relationship to our chief compliance officer and Jim's focus on our ongoing compliance efforts will further strengthen our ongoing commitment to operate to the highest standards of behavior throughout the Company."

         Additionally, David R. Sheil will take on an expanded role as the Company's senior vice president, Human Resources and chief administrative officer and will assume responsibility for the Company's Public Affairs function. As a result, Victoria Guennewig, vice president, Public Affairs, will report directly to Sheil.

         "The integration of our Public Affairs and Human Resources functions will ensure an effective global communications program as we continue to implement important programs such as our Strategic Sourcing, Cooper Connection and new Electronic Business Systems strategies," said Riley.

         Cooper Industries, with 2002 revenues of $4.0 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

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